HUNTCO INC.
                        14323 SOUTH OUTER FORTY DRIVE
                               SUITE 600 NORTH
                        TOWN & COUNTRY, MISSOURI 63017

         First Amendment to Note Purchase Agreement dated July 14, 1995 with respect to the 8.13% Notes due July 15, 2005

                                March 24, 1998

                     TO EACH OF THE PURCHASERS LISTED IN
                           THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

This First Amendment to Note Purchase Agreement ("Amendment") is being entered into with each of the Purchasers listed on Schedule A attached to the Note Purchase Agreement (the "Purchasers"). On July 14, 1995, Huntco Inc., a Missouri corporation (the "Company") entered into separate but identical Note Purchase Agreements (the "Note Purchase Agreements") with each of the Purchasers providing for the sale and purchase of $50,000,000 aggregate principal amount of the Company's 8.13% Notes due July 15, 2005 (the "Notes"). On December 17, 1996, the Company entered into that certain unsecured Revolving Credit Agreement by and among Mercantile Bank National Association, as agent for the banks listed on Schedule C attached hereto (the "Banks") as that agreement was subsequently amended effective as of April 30, 1997 and amended and restated effective March 24, 1998 (the "Revolving Credit Agreement"). The Revolving Credit Agreement provides for borrowings by the Company of up to $80,000,000.00 at any time outstanding, of which $68,921,000 ($68,000,000 of Revolving Credit loans and $921,000 of undrawn standby letters of credit) are outstanding on the date hereof. All capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Note Purchase Agreements.

Pursuant to the terms of the Note Purchase Agreements, the Company covenanted that the Company and the Subsidiaries would not permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets except for the Liens specifically allowed for in the Note Purchase Agreements. In order to secure the Company's and its Subsidiaries' obligations under the Revolving Credit Agreement, the Banks have requested the Company to cause the Subsidiaries to grant the Banks a first priority security interest in all of the Subsidiaries' personal property described on Schedule D (the "Collateral"). The granting of a security interest in the Collateral will constitute a Lien that is prohibited under the terms of the Note Purchase Agreements. The Company and the Purchasers have agreed to amend the terms of each of the Note Purchase Agreements and the Company and the Banks have agreed to amend the Revolving Credit Agreement to allow Company to grant (i) to the Purchasers as a group, and (ii) to the Banks as a group, pari passu, a first priority security interest in the Collateral in accordance with the terms of this Amendment and such additional documents referenced herein.

In order to effectuate the above, the Company and Purchasers agree as follows:

1.     AMENDMENTS TO NOTE PURCHASE AGREEMENTS.

1.1     Amendment of Schedule 5.4.

Schedule 5.4 of the Note Purchase Agreements is amended to add HSI Aviation, Inc., a Missouri corporation, and a wholly-owned subsidiary of Huntco Steel, Inc., formed on October 8, 1996. The original Schedule 5.4 shall be replaced in its entirety by the attached Schedule 5.4.

1.2     Amendment of Schedule 5.15.

Schedule 5.15 of the Note Purchase Agreement shall be deleted in its entirety and replaced by the attached Schedule 5.15.

1.3     Amendment of Section 10.4

Section 10.4 of the Note Purchase Agreements is amended by adding the following new paragraph (f):

     (f) Liens existing on property or assets of the Company or a Subsidiary arising from the Security Agreements and the Intercreditor Agreement referenced in Schedule 10.4 securing, pari passu, the Notes and Indebtedness outstanding under the Revolving Credit Agreement; and

Section 10.4 is further amended by redesignating the paragraph (f) as paragraph (g) and by changing the reference "(e)" to "(f)" included in such redesignated paragraph (g). Original Schedule 10.4 shall be replaced in its entirety by the attached Schedule 10.4 to the Note Purchase Agreements.

1.4     Amendment of Section 10

Section 10 of the Note Purchase Agreement is further amended by adding a new
Section 10.8 to read as follows:

     "Section 10.8     Economic Inducements.

     The Company will not, and will not permit any Guarantor to, offer or pay, directly or indirectly, any economic inducement (including without limitation, any fees or other payments) to any of the Banks in connection with any waiver, amendment or modification of any provision of, or an agreement to forebear from taking any action under, the Revolving Credit Agreement, unless the same economic inducement has been concurrently offered and paid on a pro-rata basis (determined with respect to the aggregate principal amount outstanding under the Notes and the aggregate principal amount of the loans and letters of credit outstanding under the Revolving Credit Agreement) to all of the Purchasers. The parties agree that the foregoing sharing arrangement shall not apply to any fees or other economic inducements that the Company or Guarantors pay to the Banks to renew or extend the term of the Revolving Credit Agreement.

1.5     Amendment of Section 11

Section 11, subsection (c), is amended by deleting the reference to "10.7" and inserting "10.8".

Section 11 of the Note Purchase Agreements is further amended by adding a new paragraph (m) to read as follows:

     "(m) Any "Event of Default" (as defined therein) shall occur under or within the meaning of Section 7(b), (c) or (d) of any of the Security Agreements."

1.6     Amendment of Schedule B.

Schedule B of the Note Purchase Agreements is amended by adding, in appropriate alphabetical order, the following definitions:

     "Amendment" means the First Amendment to Note Purchase Agreements dated March 24, 1998 between the Company and the Purchasers.

     "Banks" is defined in the first paragraph of the preamble to the Amendment and includes any other financial institutions from time to time party to the Revolving Credit Agreement.

     "Collateral" is defined in the second paragraph of the preamble to the Amendment.

     "Collateral Agent" means Mercantile Bank National Association, as collateral agent under the Intercreditor Agreement, and any successor collateral agent appointed pursuant to the provisions of the Intercreditor Agreement.

     "Creditors" is defined in Section 2.1 of the Amendment.

     "Financing Statements" is defined in Section 4.4 of the Amendment.

     "Intercreditor Agreement" means the Collateral Agency and Intercreditor Agreement dated as of March 24, 1998 among the Company, the Purchasers, the Banks and the Collateral Agent, as such agreement may hereafter be amended or modified from time to time.

     "Revolving Credit Agreement" means the Amended and Restated Revolving Credit Agreement dated March 24, 1998 among the Company, Mercantile Bank National Association, as Agent, and the financial institutions party thereto, as such agreement may hereafter be amended or modified from time to time.

     "Security Agreements" is defined in Section 4.4 of the Amendment.

     The definition of "Guarantor" is amended by deleting the word "or" immediately before the word "Midwest," deleting the period at the end of the definition and inserting therefor the phrase ", or HSI Aviation, Inc., a Missouri corporation."

2.     SECURITY INTEREST IN COLLATERAL, RELEASE OF COLLATERAL.

2.1     Security Interest in Collateral.

Company agrees to and shall cause each Subsidiary to grant a first priority security interest in the Collateral to the Collateral Agent (as hereinafter defined) for the benefit of the Purchasers and Banks (collectively the "Creditors") pursuant to the terms of the Intercreditor Agreement and the Security Agreements.

2.2     Release of Collateral.

The Purchasers agree that the Lien of the Security Agreements in the Collateral and the Collateral shall be released upon the terms and in the manner set forth in the Intercreditor Agreement.

3.     CLOSING.

The closing of the transaction represented by this Amendment (the "Closing") shall occur at the offices of Peper, Martin, Jensen, Maichel and Hetlage, 720 Olive Street, 24th Floor, St. Louis, Missouri at 10:00 a.m., St. Louis time, on March 24, 1998 or on such other business day thereafter as may be agreed upon by the Company, by you and the Other Purchasers.


4.     CONDITIONS TO CLOSING.

Notwithstanding any provision contained in this Amendment to the contrary, this Amendment is subject to the fulfillment to your satisfaction, prior to or at the Closing hereof of the following conditions:

4.1     Representations and Warranties.

The representations and warranties of the Company in Section 5 of this Amendment shall be correct when made and at the time of Closing.

4.2     Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Amendment required to be performed or complied with by it prior to or at the closing and no Default or Event of Default shall have occurred and be continuing.

4.3     Intercreditor Agreement.

You, the other Purchasers and the Banks shall have entered into an Intercreditor Agreement dated as of Closing, in form satisfactory to you and your special counsel, appointing Mercantile Bank National Association as agent for the Creditors (the "Collateral Agent") to hold a first priority security interest in the Collateral for the equal and ratable benefit of the Creditors.

4.4     Security Agreements and Financing Statements.

The Company and each of the Guarantors shall have entered into a separate Security Agreement with the Collateral Agent dated as of the date of Closing ("Security Agreements"), in form satisfactory to you and your special counsel, pursuant to which the Collateral Agent is granted a first priority security interest in the Collateral for the equal and ratable benefit of the Creditors, pari passu, to the extent of their prorata share of the outstanding Indebtedness of the Company to the Creditors from time to time. The Company and each of the Guarantors shall also have executed such UCC Financing Statements as are necessary to perfect the security interest in the Collateral (the "Financing Statements").

4.5     Compliance Certificates.

     (a)     Officer's Certificate.   The Company shall have delivered to you
an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.

     (b)     Secretary's Certificate.   The Company and the Guarantors shall
have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Amendment, the amendment to the Revolving Credit Agreement, the Intercreditor Agreement and related documents.

4.6     Opinions of Counsel.

You shall have received an opinion in form and substance satisfactory to you, dated the date of the Closing from Peper, Martin, Jensen, Maichel and Hetlage, counsel for the Company, covering such matters incident to the transactions contemplated hereby as you or your special counsel, Gardner, Carton & Douglas, may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you).


4.7     Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of your special counsel referred to in Section 4.6 to the extent reflected in a statement of such counsel rendered to the Company at least one business day prior to the Closing which all of the parties agree shall not exceed $20,000.00.

4.8     Changes in Corporate Structure.

Except as specified in Schedule 4.9 of the Note Purchase Agreements, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements provided to you pursuant to the requirements of Section 7.1 of the Note Purchase Agreements.

4.9     Consent by Guarantors.

The Guarantors shall have executed and delivered this Amendment as consenting parties.

4.10     Guaranty.

HSI Aviation, Inc. shall have executed and delivered the Subsidiary Guaranty.

4.11     Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Amendment and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

5.1     Reaffirmation of Representations and Warranties.

The Company represents and warrants to you that the representations and warranties set forth in Sections 5.1, 5.2, 5.4 (as amended herein by revised
Schedule 5.4), 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.15 (as amended herein by revised Schedule 5.15), 5.18 and 5.19 are true and correct as of the date hereof.

5.2     Additional Representations and Warranties.

The Company represents and warrants to you that:

     (a) This Amendment, the Intercreditor Agreement, the Security Agreements and the Subsidiary Guaranty have been duly authorized by all necessary corporate action on the part of the Company and/or the Guarantors, and this Amendment constitutes, and upon execution and delivery thereof of the Intercreditor Agreement, each Security Agreement and the Subsidiary Guaranty executed by HSI Aviation, Inc., will constitute, a legal, valid and binding obligation each of the Company and/or each Guarantor party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) The execution, delivery and performance by the Company and/or the Guarantors of this Amendment, the Intercreditor Agreement, the Security Agreements and the Subsidiary Guaranty will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected other than the Lien created by the Intercreditor Agreements, Security Agreements and related documents, (ii) conflict with or result in a breach of any of the terms, conditions, or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

     (c) The Company has not, directly or indirectly, paid any fee or other consideration, howsoever characterized (including an increase in the rate of interest or other fees payable under the Credit Agreement other than a possible increase in the interest rate or unused credit line commitment fees not to exceed 25 basis points if certain financial benchmarks are not reached by the Company) in connection with the transactions contemplated by this Amendment and the Intercreditor Agreement, other than the cost and expenses relating to the preparation of the Amendment, Intercreditor Agreement, the Revolving Credit Agreement, the Security Agreements and the costs of filing any financing statements relating thereto.

     (d) Neither the Company nor any Guarantor will offer any economic inducement (including with limitation, any fees or other payments) to any of the Banks under the Revolving Credit Agreement for the purpose of inducing the Banks to enter into any waiver of any event of default under the Revolving Credit Agreement or event which with the lapse of time or the giving of notice, or both, would constitute such an event of default, unless the same economic inducement has been concurrently offered and paid on a pro-rata basis (determined with respect to the aggregate principal amount outstanding under the Notes and the aggregate commitments of the Banks under the Revolving Credit Agreement) to all of the Purchasers. The parties agree that the foregoing sharing arrangement shall not apply to any fees or other economic inducements that the Company or Guarantors pay to the Banks to renew or extend the term of the Revolving Credit Agreement.

6.     MISCELLANEOUS.

6.1     Amendment Costs.

Pursuant to Section 15 of the Note Purchase Agreements, the Company hereby agrees to pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel not to exceed $20,000.00 in the aggregate for all Purchasers) incurred by you and each Other Purchaser or holder of a Note in connection with the preparation, negotiation, and execution of this Amendment and the related documents. All of the obligations of the Company under this Section 6.1 shall survive the repayment of the Notes and the termination of its obligations under the Note Purchase Agreements as amended.



6.2     Note Purchase Agreements as Amended.

All references in the Note Purchase Agreements to this "Agreement" and any other references of similar import shall henceforth mean the Note Purchase Agreements as amended by this Amendment and any further amendments, modifications, extensions and renewals thereof. To the extent there is any conflict between the terms of this Amendment and the terms of the Note Purchase Agreements, the terms of this Amendment shall control.

6.3     Ratification of Note Purchase Agreements.

Except to the extent specifically amended by this Amendment, all of the terms, provisions, conditions, covenants, representations and warranties contained in the Note Purchase Agreements shall be and remain in full force and effect and the same are hereby ratified and confirmed.

6.4     Successors and Assigns.

This Amendment shall be binding upon and inure to the benefit of the Company, the Purchasers and their respective successors and assigns.

6.5     Counterparts.

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that executed facsimiles of this Amendment shall be deemed an original. The parties further agree that following execution of this Amendment by facsimile, the parties will follow up with the execution and delivery of signed counterparts to each of the other parties.

If you are in agreement with the foregoing, please sign the accompanying counterpart of this Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company

Very truly yours,

HUNTCO INC.

By:   /s/ Robert J. Marischen
    --------------------------
     Robert J. Marischen
     Vice Chairman of the Board
      and Chief Financial Officer


                             CONSENT OF GUARANTORS

The undersigned Guarantors, guarantors of the Company's obligations under the Note Purchase Agreements pursuant to that certain Subsidiary Guaranty dated July 14, 1995 or that certain Subsidiary Guaranty dated March 24, 1998 (collectively the "Guaranty") hereby join in the execution of this Amendment to acknowledge their consent to the terms of the Amendment and to ratify and confirm that the Guaranty continues in full force and effect.

IN WITNESS WHEREOF, each Guarantor has executed this Amendment as of the date first above written.




HSI AVIATION, INC.

By:   /s/ Robert J. Marischen
    --------------------------
     Robert J. Marischen, President

HUNTCO NEVADA, INC.

By:   /s/ George A. Stoecklin
    --------------------------
     George A. Stoecklin, President

HUNTCO STEEL, INC.

By:   /s/ Anthony J. Verkruyse
    --------------------------
    Anthony J. Verkruyse
    Vice President & Secretary

MIDWEST PRODUCTS, INC.

By:   /s/ Anthony J. Verkruyse
    --------------------------
    Anthony J. Verkruyse
    Vice President & Secretary

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The foregoing is hereby agreed to as of the date thereof:

PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

NIPPON LIFE INSURANCE COMPANY OF AMERICA,
By Its Attorney-in-Fact, PRINCIPAL MUTUAL LIFE
INSURANCE COMPANY

TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

TRANSAMERICA ASSURANCE COMPANY

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA

BERKSHIRE LIFE INSURANCE COMPANY

THE SECURITY MUTUAL LIFE INSURANCE COMPANY OF LINCOLN, NEBRASKA


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                                  SCHEDULE C
                                    BANKS

Harris Trust and Savings Bank
The First National Bank of Chicago, successor to NBD Bank
Bank of America NT&SA, successor to Bank of America Illinois
SunTrust Bank, Atlanta
Mercantile Bank National Association

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                                 SCHEDULE D
                                 COLLATERAL

All of Company's and Subsidiaries' (collectively "Debtor") now owned and existing and hereafter created, acquired or arising right, title and interest in, to and under the following described property, wherever located, to the extent not already pledged to another creditor as of the date of this Agreement as set forth on Exhibit "B" to the respective Security Agreements (collectively, the "Collateral"):

     (a) all accounts (as defined in the Uniform Commercial Code enacted in the State of Missouri), contract rights for the payment of money, chattel paper, documents, instruments and other forms of obligation and other rights to the payment of money (collectively, the Accounts"), and all goods whose sale, lease, rental or other disposition by Debtor have given rise to Accounts and have been returned to or repossessed or stopped in transit by Debtor;

     (b) all inventory of Debtor, wherever located, whether in transit, held by others for Debtor's account, covered by warehouse receipts, purchase orders and/or contracts, or in the possession of any carriers, forwarding agents, truckers, warehousemen, vendors or other Persons, including, without limitation, all raw materials, work in process, finished goods, supplies, goods, incidentals, office supplies and packaging and shipping materials (collectively, the "Inventory");

     (c) all goods, machinery, equipment, appliances, furniture, furnishings, parts, tools and supplies, together with all accessories and parts affixed or appertaining thereto or used in connection therewith but excluding (i) equipment or such other property leased by Debtor as lessee under an Operating Lease, (ii) motor vehicles, and (iii) aircraft or airplanes;

     (d) all books, records, computer records, computer disks, ledger cards, programs and other computer materials, customer and supplier lists, invoices, orders and other property at any time evidencing or relating to any of the Collateral;

     (e) all accessions to any of the property described above and all substitutions, renewals, improvements and replacements of and additions thereto; and

     (f) all proceeds, including, without limitation, proceeds which constitute property of the types described in (a), (b), (c), (d) and (e) above and any rents and profits of any of the foregoing items, whether cash or noncash, immediate or remote, including, without limitation, all income, accounts, contract rights, general intangibles, chattel paper, notes, drafts, acceptances, instruments and other rights to the payment of money arising out of the sale, rental, lease, exchange or other disposition of any of the foregoing items (provided, however, that nothing contained herein or in any financing statement shall be deemed to permit or assent to any such disposition other than as otherwise set forth in this Agreement), and insurance proceeds, and all products of (a), (b), (c), (d) and (e) above, and any indemnities, warranties and guaranties payable by reason of loss or damage to or otherwise with respect to any of the foregoing items.